Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 6, 2006 on the consolidated balance sheet of AHPC Holdings, Inc. and Subsidiary as of June 30, 2006 and the related consolidated statement of operations, changes in shareholders’ equity, and cash flows of AHPC Holdings, Inc. and Subsidiary for the year ended June 30, 2006, included in its Annual Report on Form 10-K for the year ended June 30, 2006, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in the company’s previously filed Registration Statement Nos. 333-28003 and 333-81411.

/s/ Plante & Moran, PLLC

Chicago, Illinois
September 13, 2006